UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
October 28, 2009 (October 22, 2009)

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13615	22-2423556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Six Concourse Parkway, Suite 3300 Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

(770) 829-6200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

Effective October 22, 2009, Spectrum Brands, Inc. (the “Company”) entered into an amended and restated employment agreement with Kent J. Hussey for his employment as the Company’s Chief Executive Officer (the “Employment Agreement”).  The following description of the Employment Agreement is qualified in its entirety by reference to the terms of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Employment Agreement provides for an initial term through September 30, 2012, subject to renewal for successive one-year periods as mutually agreed between Mr. Hussey and the Company.  Either party may terminate the employment at any time upon at least 60 days’ notice.  Upon voluntary resignation by Mr. Hussey or termination for “cause” (as defined in the Employment Agreement), the Company must pay to Mr. Hussey any unpaid base salary and accrued benefits through the date of Mr. Hussey’s termination.

The Employment Agreement provides for a base salary of $825,000 per annum.  The Company’s board of directors will review the base salary from time to time and may increase it in its discretion.  Mr. Hussey is also entitled to an annual bonus, based on a target of 125% of base salary and based upon the Company’s achieving certain annual performance goals established by the Company’s board of directors from time to time.

Pursuant to the Employment Agreement, subject to approval of the Company’s board of directors, Mr. Hussey is entitled to receive stock, stock-based awards or other consideration, with such awards containing certain vesting conditions based on the lapse of time and achievement of the Company’s performance objectives established by the Company’s board of directors from time to time.

The Employment Agreement provides generally that, upon the Company’s termination of Mr. Hussey’s employment without cause or for death or disability, subject to Mr. Hussey’s execution of a separation agreement and release of claims, the Company will pay as severance an amount in cash equal to two times the executive officer’s base salary and annual target bonus.  In addition, Mr. Hussey would be entitled to a pro-rated portion of the annual bonus which Mr. Hussey would have earned if his employment had not ceased as well as the continuation of certain benefits for a period of 24 months or, if greater, the remainder of the initial term of the Employment Agreement.  The Employment Agreement also provides that if Mr. Hussey resigns upon the occurrence of specified circumstances that would constitute a “constructive termination” (as defined in the Employment Agreement) or 60 days following a “change in control” (as defined in the Employment Agreement), Mr. Hussey’s resignation shall be treated as a termination by the Company without cause.

The agreement also provides that, during the term of Mr. Hussey’s employment and for period of two years thereafter, Mr. Hussey is subject to noncompete and nonsolicit covenants.

2009 Incentive Plan Restricted Stock Awards

On October 22, 2009, the Company made grants of restricted stock pursuant to restricted stock award agreements to certain Company employees, including each of Kent J. Hussey, the Company’s Chairman and Chief Executive Officer; David R. Lumley, the Company’s Co-Chief Operating Officer and President, Global Batteries and Personal Care; Anthony L. Genito, the Company’s Executive Vice President, Chief Financial Officer and Chief Accounting Officer; and John A. Heil, the Company’s Co-Chief Operating Officer and President, Global Pet Supplies.  Each of the award agreements incorporate the terms of the Company’s 2009 Incentive Plan (the “Plan”).  Pursuant to the respective award agreements, Mr. Hussey received 222,222 shares of the Company’s common stock, par value $0.01 per share, Mr. Lumley received 166,667 shares, Mr. Genito received 111,111 shares and Mr. Heil received 111,111 shares.  The form of award agreement pursuant to which these restricted stock grants were made is attached as Exhibit 10.2 to this Current Report on Form 8-K, and the foregoing description of the terms of these restricted stock grants is qualified in its entirety by reference to the terms of such agreement.

The shares of restricted stock granted pursuant to the award agreements are subject to the employee remaining in employment of the Company, its subsidiaries or affiliates.  Upon the terms and subject to the conditions in the respective award agreements, the restrictions on 75% of the shares issued pursuant to the respective agreements are scheduled to lapse on October 1, 2010, and the restrictions on the remaining 25% of the shares are scheduled to lapse on October 1, 2011.  In addition, the respective award agreements each provide that the restrictions lapse upon the occurrence of a change in control of the Company, as defined in the Plan.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.                  Description

10.1	Amended and Restated Employment Agreement, entered into as of October 22, 2009, by and between Spectrum Brands, Inc. and Kent J. Hussey.
10.2	Form of Spectrum Brands, Inc. Restricted Stock Award Agreement under the 2009 Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2009	SPECTRUM BRANDS, INC.

	By:	/s/ Anthony L. Genito
		Name:	Anthony L. Genito
		Title:	Executive Vice President,
Chief Financial Officer and
Chief Accounting Officer

EXHIBIT INDEX
Exhibit	Description
10.1	Amended and Restated Employment Agreement, entered into as of October 22, 2009, by and between Spectrum Brands, Inc. and Kent J. Hussey.
10.2	Form of Spectrum Brands, Inc. Restricted Stock Award Agreement under the 2009 Incentive Plan.